Exhibit 99.1

Monroe Capital Corporation BDC Announces First Quarter 2019 Results

CHICAGO, IL, May 7, 2019 -- Monroe Capital Corporation (Nasdaq: MRCC) (“Monroe”) today announced its financial results for the first quarter ended March 31, 2019.

Except where the context suggests otherwise, the terms “Monroe,” “we,” “us,” “our,” and “Company” refer to Monroe Capital Corporation.

First Quarter 2019 Financial Highlights

•	Net investment income of $7.1 million, or $0.35 per share

•	Adjusted Net Investment Income (a non-GAAP measure described below) of $7.1 million, or $0.35 per share

•	Net increase in net assets resulting from operations of $7.4 million, or $0.36 per share
•	Net asset value (“NAV”) of $259.1 million, or $12.67 per share

•	Paid quarterly dividend of $0.35 per share on March 29, 2019

•	Current annual cash dividend yield to shareholders of approximately 11.3% (1)

(1)	Based on an annualized dividend and closing share price as of May 6, 2019.

Chief Executive Officer Theodore L. Koenig commented, “We are pleased to report another quarter of consistent net investment income, with Adjusted Net Investment Income of $0.35 per share, representing the 20th straight quarter where per share Adjusted Net Investment Income met or exceeded our quarterly per share dividend. We have also made our 26th consecutive quarterly dividend payment to our shareholders. Our per share NAV increased to $12.67 per share as of March 31, 2019, compared to $12.66 as of December 31, 2018. As of quarter end, our portfolio totaled $596.9 million in investments at fair value, which represented a $43.3 million increase in the portfolio during the first quarter, or about an 8% increase. Portfolio growth during the quarter was funded primarily utilizing the available capital under our revolving credit facility. We would expect to continue to grow our portfolio, utilizing the additional leverage capacity available to us as result of our March 20, 2019 issuance of $40.0 million in additional 2023 Notes and available capacity under our revolving credit facility, which was increased by $55.0 million as the result of our recently closed amendment and extension of the facility. We would expect this portfolio growth to positively contribute to our earnings in future quarters.”

Monroe Capital Corporation is a business development company affiliate of the award winning private credit investment firm and lender, Monroe Capital LLC.

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Selected Financial Highlights

(in thousands, except per share data)

	March 31, 2019	December 31, 2018
Consolidated Statements of Assets and Liabilities data:	(unaudited)
Investments, at fair value	$596,945	$553,621
Total assets	$628,514	$579,829
Net asset value	$259,052	$258,767
Net asset value per share	$12.67	$12.66

	For the quarter ended
	March 31, 2019	December 31, 2018
Consolidated Statements of Operations data:	(unaudited)
Net investment income	$7,074	$7,803
Adjusted net investment income (1)	$7,067	$7,803
Net gain (loss)	$367	$(6,632)
Net increase (decrease) in net assets resulting from operations	$7,441	$1,171

Per share data:
Net investment income	$0.35	$0.38
Adjusted net investment income (1)	$0.35	$0.38
Net gain (loss)	$0.01	$(0.32)
Net increase (decrease) in net assets resulting from operations	$0.36	$0.06

______

(1)	See Non-GAAP Financial Measure – Adjusted Net Investment Income below for a detailed description of this non-GAAP measure and a reconciliation from net investment income to Adjusted Net Investment Income. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company.

Portfolio Review

The Company had debt and equity investments in 80 portfolio companies, with a total fair value of $596.9 million as of March 31, 2019, as compared to debt and equity investments in 74 portfolio companies, with a total fair value of $553.6 million, as of December 31, 2018. The Company’s portfolio consists primarily of first lien loans, representing 89.8% of the portfolio as of March 31, 2019, and 89.9% of the portfolio as of December 31, 2018. As of March 31, 2019, the weighted average contractual and effective yield on the Company’s debt and preferred equity investments was 9.9% and 10.0%, respectively, as compared to the weighted average contractual and effective yield of 10.0% and 10.0%, respectively, as of December 31, 2018. Portfolio yield is calculated only on the portion of the portfolio that has a contractual coupon and therefore does not account for dividends on equity investments (other than preferred equity).

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Financial Review

Net investment income and Adjusted Net Investment Income for the quarter ended March 31, 2019 totaled $7.1 million, or $0.35 per share, compared to $7.8 million, or $0.38 per share, for the quarter ended December 31, 2018. The Company believes that Adjusted Net Investment Income is a consistent measure of the Company’s earnings. See Non-GAAP Financial Measure – Adjusted Net Investment Income discussion below. Investment income for the quarter ended March 31, 2019 totaled $16.2 million, compared to $14.8 million for the quarter ended December 31, 2018. The $1.4 million increase during the quarter was primarily the result of an increase in interest income (including payment-in kind interest income), primarily due to a larger average investment portfolio size during the quarter. Total expenses, net of incentive fee waiver, for the quarter ended March 31, 2019 totaled $9.1 million, compared to $7.0 million for the quarter ended December 31, 2018. The $2.1 million increase during the quarter was primarily driven by a $1.3 million increase in incentive fees, net of an incentive fee waiver of $0.3 million, and a $0.5 million increase in interest and other debt financing expenses. Incentive fees during the quarter ended December 31, 2018 were fully limited due to the total return requirement. Please refer to the Company’s Form 10-Q for additional information of the incentive fee calculation. The increase in interest and other debt financing expenses was primarily the result of additional average borrowings outstanding to support the growth in the Company’s investment portfolio.

Net gain (loss) was $0.3 million for the quarter ended March 31, 2019, compared to ($6.6) million for the quarter ended December 31, 2018. During the quarter the Company experienced net mark-to-market valuation increases on investments in the portfolio.

Net increase (decrease) in net assets resulting from operations was $7.4 million, or $0.36 per share, for the quarter ended March 31, 2019, compared to $1.2 million, or $0.06 per share, for the quarter ended December 31, 2018. This increase is primarily the result of relatively stable portfolio valuations during the three months ended March 31, 2019 as compared to the three months ended December 31, 2018. The Company’s NAV per share increased to $12.67 per share at March 31, 2019 from $12.66 per share at December 31, 2018.

Liquidity and Capital Resources

At March 31, 2019, the Company had $4.7 million in cash, $17.3 million in restricted cash at Monroe Capital Corporation SBIC LP (“MRCC SBIC,” the Company’s wholly-owned SBIC subsidiary), $146.3 million of total debt outstanding on its revolving credit facility, $109.0 million of debt outstanding on its notes issued, and $115.0 million in outstanding Small Business Administration (“SBA”) debentures. As of March 31, 2019, the Company had $108.7 million available for additional borrowings on its revolving credit facility.

On March 1, 2019, the Company completed an amendment and extension of its revolving credit facility with ING Capital LLC, as Administrative agent. Among other things, the amendment to the revolving credit facility increased the maximum amount the Company can borrow from $200.0 million to $255.0 million (which can be further increased to $400.0 million pursuant to an accordion feature), extended the maturity date on the facility to March 1, 2024, decreased pricing from LIBOR plus 2.75% to LIBOR plus 2.375% and reduced the asset coverage ratio covenant from 2.1 to 1 to 1.5 to 1.

On March 20, 2019, the Company completed a registered direct offering with institutional investors of $40.0 million in additional aggregate principal amount of the Company’s 5.75% Notes due in 2023 (the “2023 Notes”). After the March 20, 2019 issuance there are now $109.0 million in 2023 Notes outstanding. The 2023 Notes bear interest at a rate of 5.75% per year, mature on October 31, 2023 and may be redeemed in whole or in part any time, or from time to time, at the Company’s option on or after October 31, 2020.

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SBIC Subsidiary

As of March 31, 2019, MRCC SBIC had $57.6 million in leverageable capital, $17.3 million in cash and $153.5 million in investments at fair value. Additionally, MRCC SBIC had $115.0 million in SBA debentures outstanding. As of March 31, 2019, the Company has fully drawn all available debentures at MRCC SBIC. The SBA debentures are long-term, fixed rate financing with the advantage of being excluded from the Company’s 150% asset coverage test under the Investment Company Act of 1940.

MRCC Senior Loan Fund

MRCC Senior Loan Fund I, LLC (“SLF”) is a joint venture with NLV Financial Corporation (“NLV”), the parent of National Life Insurance Company. SLF invests primarily in senior secured loans to middle market companies in the United States. The Company and NLV have each initially committed $50.0 million of capital to the joint venture. As of March 31, 2019, the Company had made net capital contributions of $31.3 million in SLF with a fair value of $32.0 million, as compared to net capital contributions of $27.2 million in SLF with a fair value of $27.6 million at December 31, 2018. During the quarter ended March 31, 2019, the Company received an income distribution from SLF of $0.8 million, compared to the $0.6 million received during the quarter ended December 31, 2018.

As of March 31, 2019, SLF had total assets of $199.4 million (including investments at fair value of $189.6 million), total liabilities of $135.4 million (including borrowings under the $170.0 million secured revolving credit facility with Capital One, N.A. (the “SLF Credit Facility”) of $121.0 million) and total members’ capital of $64.0 million. As of December 31, 2018, SLF had total assets of $177.1 million (including investments at fair value of $172.3 million), total liabilities of $121.9 million (including borrowings under the SLF Credit Facility of $101.1 million) and total members’ capital of $55.3 million.

Non-GAAP Financial Measure – Adjusted Net Investment Income

On a supplemental basis, the Company discloses Adjusted Net Investment Income (including on a per share basis) which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with generally accepted accounting principles of the United States of America (“non-GAAP”). Adjusted Net Investment Income represents net investment income, excluding the net capital gains incentive fee and excise taxes. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company. The management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized capital losses for such year. Management believes that Adjusted Net Investment Income is a useful indicator of operations exclusive of any net capital gains incentive fee as net investment income does not include gains associated with the capital gains incentive fee.

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The following table provides a reconciliation from net investment income (the most comparable GAAP measure) to Adjusted Net Investment Income for the periods presented:

	For the quarter ended
	March 31, 2019		December 31, 2018
	Amount	Per Share Amount	Amount	Per Share Amount
	(in thousands, except per share data)
Net investment income	$7,074	$0.35	$7,803	$0.38
Net capital gains incentive fee	—	—	—	—
Excise taxes	(7)	—	—	—
Adjusted Net Investment Income	$7,067	$0.35	$7,803	$0.38

Adjusted Net Investment Income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted Net Investment Income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.

First Quarter 2019 Financial Results Conference Call

The Company will host a webcast and conference call to discuss these operating and financial results on Wednesday, May 8, 2019 at 11:00 am ET. The webcast will be hosted on a webcast link located in the Investor Relations section of the Company’s website at http://ir.monroebdc.com/events.cfm. To participate in the conference call, please dial (877) 312-8807 approximately 10 minutes prior to the call. Please reference conference ID #5670488.

For those unable to listen to the live broadcast, the webcast will be available for replay on the Company’s website approximately two hours after the event.

For a more detailed discussion of the financial and other information included in this press release, please also refer to the Company’s Form 10-Q for the quarter ended March 31, 2019 to be filed with the Securities and Exchange Commission (www.sec.gov) on May 7, 2019.

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MONROE CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(in thousands, except per share data)

	March 31, 2019	December 31, 2018
	(unaudited)
ASSETS
Investments, at fair value:
Non-controlled/non-affiliate company investments	$505,957	$468,720
Non-controlled affiliate company investments	58,956	57,267
Controlled affiliate company investments	32,032	27,634
Total investments, at fair value (amortized cost of: $606,591 and $564,124, respectively)	596,945	553,621
Cash	4,690	3,744
Restricted cash	17,315	13,982
Unrealized gain on foreign currency forward contracts	—	16
Interest receivable	8,976	7,774
Other assets	588	692
Total assets	628,514	579,829

LIABILITIES
Debt:
Revolving credit facility	146,342	136,026
2023 Notes	109,000	69,000
SBA debentures payable	115,000	115,000
Total debt	370,342	320,026
Less: Unamortized deferred financing costs	(9,265)	(6,262)
Total debt, less unamortized deferred financing costs	361,077	313,764
Interest payable	1,932	2,550
Unrealized loss on foreign currency forward contracts	49	—
Management fees payable	2,521	2,318
Incentive fees payable	1,319	—
Accounts payable and accrued expenses	2,529	2,430
Directors' fees payable	35	—
Total liabilities	369,462	321,062
Net assets	$259,052	$258,767

ANALYSIS OF NET ASSETS
Common stock, $0.001 par value, 100,000 shares authorized, 20,445 and 20,445 shares
issued and outstanding, respectively	$20	$20
Capital in excess of par value	288,911	288,911
Accumulated undistributed (overdistributed) earnings	(29,879)	(30,164)
Total net assets	$259,052	$258,767
Net asset value per share	$12.67	$12.66

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MONROE CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	For the quarter ended
	March 31, 2019	December 31, 2018
	(unaudited)
Investment income:
Non-controlled/non-affiliate company investments:
Interest income	$12,830	$11,745
Payment-in-kind interest income	98	117
Dividend income	13	29
Fee income	569	446
Total investment income from non-controlled/non-affiliate company investments	13,510	12,337
Non-controlled affiliate company investments:
Interest income	923	1,107
Payment-in-kind interest income	956	741
Total investment income from non-controlled affiliate company investments	1,879	1,848
Controlled affiliate company investments:
Dividend income	770	650
Total investment income from controlled affiliate company investments	770	650
Total investment income	16,159	14,835

Operating expenses:
Interest and other debt financing expenses	4,354	3,833
Base management fees	2,521	2,318
Incentive fees	1,600	—
Professional fees	289	303
Administrative service fees	347	354
General and administrative expenses	227	192
Excise taxes	(7)	—
Directors' fees	35	32
Expenses before incentive fee waiver	9,366	7,032
Incentive fee waiver	(281)	—
Total expenses, net of incentive fee waiver	9,085	7,032

Net investment income	7,074	7,803

Net gain (loss):
Net realized gain (loss):
Non-controlled/non-affiliate company investments	—	89
Non-controlled affiliate company investments	—	(24,503)
Foreign currency forward contracts	(8)	(3)
Foreign currency and other transactions	(1)	(5)
Net realized gain (loss)	(9)	(24,422)

Net change in unrealized gain (loss):
Non-controlled/non-affiliate company investments	2,288	(4,714)
Non-controlled affiliate company investments	(1,754)	22,704
Controlled affiliate company investments	323	(684)
Foreign currency forward contracts	(65)	74
Foreign currency and other transactions	(416)	410
Net change in unrealized gain (loss)	376	17,790

Total net gain (loss)	367	(6,632)

Net increase (decrease) in net assets resulting from operations	$7,441	$1,171

Per common share data:
Net investment income per share - basic and diluted	$0.35	$0.38
Net increase (decrease) in net assets resulting from operations per share - basic and diluted	$0.36	$0.06
Weighted average common shares outstanding - basic and diluted	20,445	20,445

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Additional Supplemental Information:

The composition of the Company’s investment income was as follows (in thousands):

	For the quarter ended
	March 31, 2019	December 31, 2018

Interest income	$13,214	$12,233
Payment-in-kind interest income	1,054	858
Dividend income	783	679
Fee income	569	446
Prepayment gain (loss)	113	193
Accretion of discounts and amortization of premiums	426	426
Total investment income	$16,159	$14,835

The composition of the Company’s interest expense and other debt financing expenses was as follows (in thousands):

	For the quarter ended
	March 31, 2019	December 31, 2018

Interest expense - revolving credit facility	$1,895	$1,390
Interest expense - 2023 Notes	1,056	992
Interest expense - SBA debentures	970	992
Amortization of deferred financing costs	433	459
Total interest and other debt financing expenses	$4,354	$3,833

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ABOUT MONROE CAPITAL CORPORATION

Monroe Capital Corporation is a publicly-traded specialty finance company that principally invests in senior, unitranche and junior secured debt and, to a lesser extent, unsecured debt and equity investments in middle-market companies. The Company’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation. The Company’s investment activities are managed by its investment adviser, Monroe Capital BDC Advisors, LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and an affiliate of Monroe Capital LLC. To learn more about Monroe Capital Corporation, visit www.monroebdc.com.

ABOUT MONROE CAPITAL LLC

Monroe Capital LLC (“Monroe”) is a private credit asset management firm specializing in direct lending and opportunistic private credit investing. Since 2004, the firm has provided private credit solutions to borrowers in the U.S. and Canada. Monroe’s middle market lending platform provides debt financing to businesses, special situation borrowers, and private equity sponsors. Investment types include cash flow, enterprise value and asset-based loans; unitranche financings; and equity co-investments. Monroe is committed to being a value-added and user-friendly partner to business owners, senior management, and private equity and independent sponsors. The firm is headquartered in Chicago and maintains offices in Atlanta, Boston, Los Angeles, New York, and San Francisco.

Monroe has been recognized by Creditflux as the 2018 Best US Direct Lending Fund; Private Debt Investor as the 2018 Lower Mid-Market Lender of the Year; Mergers & Acquisitions as the 2018 Lender of the Year; Global M&A Network as the 2018 Small Middle Markets Lender of the Year; M&A Advisor as the 2016 Lender Firm of the Year; and the U.S. Small Business Administration as the 2015 Small Business Investment Company (SBIC) of the Year. For more information, please visit www.monroecap.com.

FORWARD-LOOKING STATEMENTS
This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

SOURCE:	Monroe Capital Corporation

Investor Contact:	Aaron D. Peck
Chief Investment Officer and Chief Financial Officer
Monroe Capital Corporation
(312) 523-2363
Email: apeck@monroecap.com

Media Contact:	Caroline Collins
BackBay Communications
(617) 963-0065
Email: caroline.collins@backbaycommunications.com

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